Exhibit 99.1

Table Trac Appoints Andrew Berger to Board of Directors

MINNETONKA, Minn., October 3, 2024 -- On October 3, 2024, The Board of Directors of Table Trac Inc. (the “Company”) (OTCQX: TBTC) the producer of CasinoTrac, a Secure, Unified and Stable Casino Management system, approved the addition of Andrew T. Berger to its Board of Directors.

"We are very pleased and excited to have Andrew join our Board of Directors" commented Chad Hoehne, President and CEO of Table Trac, Inc.

Mr. Berger has served as a director of Autoscope Technologies Corporation (and/or its predecessor subsidiary Image Sensing Systems Inc.) since October 2015 and as its Executive Chair since June 2016. He was also its CEO from April 2021 to November 2022. Mr. Berger was appointed Chief Executive Officer of Tuesday Morning Corporation, an off-price retailer of home goods and décor from November 2022 through May 2023, where he assisted in the sale of its assets to Hilco. In 2024, Mr. Berger acquired the IP of Tuesday Morning and relaunched its digital operations. Mr. Berger is currently the Managing Member of AB Value Management LLC, which serves as the General Partner of AB Value Partners, LP., an investment partnership. In addition, Mr. Berger provides business consultancy services through Walker's Manual, Inc., served as an equity analyst for Value Line, Inc., was the Chief Executive Officer of Cosi, a fast-causal restaurant chain, and served on the board of directors of Rocky Mountain Chocolate Factory, Inc., an international franchisor and confectionery manufacturer.

"I look forward to the opportunity to be a member of the Table Trac Board. I believe it is a great time to join the Table Trac team, and I am excited to contribute to the expansion and growth of their business," commented Mr. Berger.

About Table Trac, Inc.

Founded in 1995, Table Trac, Inc. designs, develops and sells casino management systems and software. CasinoTrac CMS is operational in more than 300 casinos and 41 Native American tribes across 13 countries, including the United States, Central and South America, the Caribbean, and Australia. More information is available at https://www.casinotrac.com/.

For more information:

Randy Gilbert

Table Trac, Inc.

952-548-8877